Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces Results of Second Quarter

SPARTANBURG, S.C., July 26, 2006—Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the second quarter and six months ended June 30, 2006.

For the six months ended June 30, 2006, total revenues increased 6.7% to $308.1 million, compared to $288.7 million for same period in 2005. Total revenues for the quarter ended June 30, 2006 increased 3.7% to $155.9 million compared to $150.3 million for the quarter ending June 30, 2005. For the quarter ended June 30, 2006, total revenues for the centers opened prior to April 1, 2005 and still open as of June 30, 2006 increased 4.6% compared to the same period in 2005. Excluding centers in Arkansas, Illinois, Indiana, and Pennsylvania where legislative and regulatory changes have negatively affected revenues during the period, total revenues for the quarter ended June 30, 2006 for centers opened prior to April 1, 2005 and still open as of June 30, 2006 increased 17.4% compared to the same period in 2005.

Center gross profit increased 10.6%, from $80.1 million in the first six months of 2005 to  $88.6 million in the first six months of 2006. For the quarter ended June 30, 2006, center gross profit was $38.5 million compared to $34.2 million for the quarter ended June 30, 2005.

Net income for the first six months of 2006 was $33.3 million, compared to net income of $30.5 million for the same period in 2005.  Net income for the quarter ended June 30, 2006 was $12.9 million compared to $10.7 million for the quarter ended June 30, 2005.

Diluted earnings per share were $0.16 for the quarter ended June 30, 2006 compared to diluted earnings per share of $0.13 for the same period in 2005. For the six months ended June 30, 2006, diluted earnings per share were $0.41 compared to diluted earnings per share of $0.36 for the same period in 2005.

Commenting on the second quarter 2006 results, Advance America’s President and Chief Executive Officer Ken Compton said, “This was a challenging quarter, but one that also underscored the overall strength of our business model. We experienced new regulatory changes, which caused us to alter our business model in Pennsylvania and Arkansas and reduced revenues for the second quarter. In addition, the Company continues to experience the effects of previous legislative and regulatory changes in Illinois and Indiana, which we believe improve the regulatory landscape, but have impaired our results for the second quarter.  We remain encouraged by continued consumer demand for the payday cash advance product and strong growth rates in the other 32 states in which we operate.”

The Company previously announced that in both Pennsylvania and Arkansas it had ceased operations as marketing, processing, and servicing agent for Federal Deposit Insurance Corporation (FDIC) supervised banks that offered payday cash advances and installment loans. In Pennsylvania, the bank discontinued offering both advances and loans in March 2006. In Arkansas the bank discontinued offering installment loans in April and payday cash advances in June 2006. These changes resulted in an estimated reduction in revenue of approximately $9.6 million for the quarter ended June 30, 2006 compared to the same period in 2005.

On June 20, 2006, the Company announced that its subsidiary in Pennsylvania began offering consumers in that state a new financial service called the Advance America Choice-Line of Credit. This service allows customers access up to $500 in credit for a monthly participation fee plus interest on outstanding loan balances. Since the introduction of the Choice-Line of Credit, representatives from the Pennsylvania Department of Banking have asserted, in both public comments and informal discussions with the Company, that this product violates the Pennsylvania Consumer Discount Company Act. The Company, however, remains confident that it is in compliance with all applicable laws.

On June 26, 2006, the Company’s subsidiary in Arkansas began operating under existing state based legislation, directly providing consumers with check-cashing services. Depending on consumer acceptance of these products, and other management and regulatory issues, the Company expects operating results in both Pennsylvania and

Arkansas will be similar to those historically generated prior to the implementation of the Revised FDIC Guidance in July 2005.

In Illinois and Indiana, modifications to state-based legislation, which the Company supported, resulted in a $4.3 million reduction in revenue for the quarter ended June 30, 2006 compared to the same period of 2005.

The Company opened 46 and 88 new centers during the second quarter and six months ended June 30, 2006, respectively, compared to 104 and 126 during the same periods in 2005. As of June 30, 2006, the Company had expanded its national operating network to a total of 2,670 centers in 36 states.

The provision for doubtful accounts and agency bank losses as a percent of total revenues for the quarter ended June 30, 2006 was 17.6 % compared to 20.3% for the same period in 2005. Proceeds from the sale of previously written-off customer receivables during the second quarter of 2006 totaled approximately $1.2 million.

On July 26, 2006, the Company’s Board of Directors declared a regular quarterly dividend of $0.11 per share. The dividend will be payable on September 8, 2006, to stockholders of record as of August 28, 2006.

The Company will discuss these results during a conference call on Thursday, July 27, at 9:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (800)

810-0924. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 9046150) until the close of business on August 2, 2006.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,670 centers in 36 states.  The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three and Six Months Ended June 30, 2005 and 2006

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
Revenues:
Fees and interest charged to customers	$114,693	$152,611	$219,849	$295,703
Marketing, processing and servicing fees	35,624	3,310	68,851	12,387
Total revenues	150,317	155,921	288,700	308,090

Provision for doubtful accounts and agency bank losses	(30,567)	(27,435)	(40,658)	(39,311)
Net revenues	119,750	128,486	248,042	268,779

Center Expenses:
Salaries and related payroll costs	42,541	46,171	84,589	92,718
Occupancy costs	19,153	21,081	38,280	42,129
Center depreciation expense	3,595	4,000	7,132	7,953
Advertising expense	7,611	6,111	12,856	9,430
Other center expenses	12,612	12,635	25,049	27,925
Total center expenses	85,512	89,998	167,906	180,155
Center gross profit	34,238	38,488	80,136	88,624

Corporate and Other Expenses (Income):
General & administrative expenses	13,345	13,766	25,146	26,777
Corporate depreciation expense	1,072	935	2,149	1,896
Interest expense	732	919	1,558	1,826
Interest income	(67)	(123)	(158)	(299)
Loss on disposal of property and equipment	27	283	123	491
Income before income taxes	19,129	22,708	51,318	57,933
Income tax expense	8,384	8,924	20,835	23,237
Income before income of consolidated variable interest entity	10,745	13,784	30,483	34,696
Income of consolidated variable interest entity	—	(888)	—	(1,373)
Net income	$10,745	$12,896	$30,483	$33,323

Net income per common share - basic	$0.13	$0.16	$0.36	$0.41

Consolidated Balance Sheets

December 31, 2005 and June 30, 2006 (unaudited)

(in thousands, except per share data)

	December 31,	June 30,
	2005	2006
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$27,259	$34,342
Advances and fees receivable, net	193,468	202,002
Deferred income taxes	6,367	6,437
Other current assets	5,033	14,111
Total current assets	232,127	256,892
Restricted cash	10,034	10,552
Property and equipment, net	64,990	61,768
Goodwill	122,586	122,627
Other assets	6,651	6,029
Total assets	$436,388	$457,868

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,306	$10,658
Accrued liabilities	29,895	31,443
Income taxes payable	11,349	2,665
Accrual for excess bank losses	1,373	1,014
Current portion of long-term debt	503	490
Total current liabilities	52,426	46,270
Revolving credit facility	37,933	34,213
Long-term debt	6,185	5,935
Deferred income taxes	15,706	16,031
Other liabilities	44	134
Total liabilities	112,294	102,583

Non-controlling interest in variable interest entity	21,069	35,810

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 82,219 shares outstanding at December 31, 2005; 96,821 shares issued and 82,353 shares outstanding at June 30, 2006	968	968
Paid in capital	282,840	284,066
Retained earnings	83,842	99,048
Common stock in treasury (14,602 shares at cost at December 31, 2005;
14,468 shares at cost at June 30, 2006)	(64,625)	(64,607)
Total stockholders’ equity	303,025	319,475
Total liabilities and stockholders’ equity	$436,388	$457,868